Exhibit 99.1

Company Contacts:
Scott Settersten
Chief Financial Officer
(630) 410-4807

Laurel Lefebvre
Vice President, Investor Relations
(630) 410-5230

Karen May
Director, Public Relations
(630) 410-5457

ULTA BEAUTY ANNOUNCES FOURTH QUARTER 2015 RESULTS

Total Sales Increased 21.1%

Comparable Sales Increased 12.5%

Diluted EPS Increased 25.2% to $1.69

Announces $200 Million Accelerated Share Repurchase Plan

Provides FY2016 Outlook for 18% to 20% Earnings Per Share Growth

Bolingbrook, IL – March 10, 2016 – Ulta Beauty [NASDAQ:ULTA] today announced financial results for the thirteen week period (“Fourth Quarter”) and fifty-two week period (“Fiscal Year”) ended January 30, 2016, which compares to the same periods ended January 31, 2015.

“Our fourth quarter results capped an exceptional year during which we made significant progress against our strategic imperatives, while achieving outstanding sales and earnings growth. We continue to benefit from the powerful combination of strong demand in the beauty category and Ulta Beauty’s highly differentiated offering that propels our business to transcend prevailing trends across the retail landscape,” said Mary Dillon, Chief Executive Officer. “Today we are pleased to announce an accelerated share repurchase plan that demonstrates our commitment to creating and returning value to shareholders.”

For the Fourth Quarter

•	Net sales increased 21.1% to $1,268.3 million from $1,047.6 million in the fourth quarter of fiscal 2014;

•	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 12.5% compared to an increase of 11.1% in the fourth quarter of fiscal 2014. The 12.5% same store sales increase was driven by 8.6% growth in transactions and 3.9% growth in average ticket;

•	Retail comparable sales increased 10.4%, including salon comparable sales growth of 9.2%;

•	Salon sales increased 16.7% to $54.6 million from $46.8 million in the fourth quarter of fiscal 2014;

•	E-commerce sales grew 44.2% to $94.8 million from $65.7 million in the fourth quarter of fiscal 2014, representing 210 basis points of the total company comparable sales increase of 12.5%;

•	Gross profit increased 120 basis points to 34.6% from 33.4% in the fourth quarter of fiscal 2014, due to increased merchandise margins, an improvement in e-commerce profit contribution, and leverage in fixed store costs, offset by supply chain investments including the Greenwood, Indiana distribution center;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales increased 100 basis points to 21.1% compared to 20.1% in the fourth quarter of 2014, due to planned investments in marketing to enhance brand awareness and in store payroll hours to improve the guest experience, and higher incentive compensation compared to the prior year;

•	Pre-opening expenses were $1.4 million, compared to $1.6 million in the fourth quarter of fiscal 2014. Real estate activity in the fourth quarter of fiscal 2015 included 14 new stores and one relocation compared to 10 new stores in the fourth quarter of fiscal 2014;

•	Operating income increased 23.3% to $169.5 million, or 13.4% of net sales, compared to $137.5 million, or 13.1% of net sales, in the fourth quarter of fiscal 2014;

•	Tax rate decreased to 36.5% compared to 36.6% in the fourth quarter of fiscal 2014;

•	Net income increased 23.6% to $107.8 million compared to $87.3 million in the fourth quarter of fiscal 2014; and

•	Income per diluted share increased 25.2% to $1.69 compared to $1.35 in the fourth quarter of fiscal 2014.

For the Fiscal Year 2015

•	Net sales increased 21.1% to $3,924.1 million from $3,241.4 million in fiscal 2014;

•	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 11.8% compared to an increase of 9.9% in fiscal 2014. The 11.8% same store sales increase was driven by 8.4% growth in transactions and 3.4% growth in average ticket;

•	Retail comparable sales increased 10.0%, including salon comparable sales growth of 10.1%;

•	Salon sales increased 19.2% to $209.2 million from $175.5 million in fiscal 2014;

•	E-commerce sales grew 47.5% to $221.1 million from $149.9 million in fiscal 2014, representing 180 basis points of the total company same store sales increase of 11.8%;

•	Gross profit increased 20 basis points to 35.3% compared to 35.1% in fiscal 2014;

•	SG&A expense as a percentage of net sales was flat compared to fiscal 2014 at 22.0%;

•	Pre-opening expense increased to $14.7 million compared to $14.4 million in fiscal 2014; Real estate activity for fiscal 2015 included 103 new stores, five relocations and four remodels compared to 100 new stores, two relocations and nine remodels in fiscal 2014;

•	Operating income increased 23.4% to $506.3 million, or 12.9% of net sales, compared to $410.4 million, or 12.7% of net sales, in fiscal 2014;

•	Tax rate decreased to 36.9% compared to 37.5% in fiscal 2014;

•	Net income increased 24.5% to $320.0 million compared to $257.1 million in fiscal 2014; and

•	Income per diluted share increased 25.1% to $4.98 compared to $3.98 in fiscal 2014.

Balance Sheet

Merchandise inventories at the end of the fourth quarter of fiscal 2015 totaled $761.8 million, compared to $581.2 million at the end of the fourth quarter of fiscal 2014, representing an increase of $180.6 million. This increase was driven by 100 net new stores, the opening of the Company’s fourth distribution center in Greenwood, Indiana, as well as new brand additions. Average inventory per store increased 16.1%, compared to the fourth quarter of fiscal 2014. This increase was primarily driven by the new Greenwood, Indiana distribution center, investments in inventory to ensure high in-stock levels to support sales growth and incremental inventory for new brands and in-store prestige brand boutiques.

Share Repurchase Program

During the fourth quarter, the Company repurchased 262,342 shares of its stock at a cost of approximately $46 million under its 10b5-1 plan. For fiscal 2015, the Company repurchased 1,034,418 shares of its stock at a cost of approximately $167 million. As of January 30, 2016, $192.7 million remained available under the $400 million share repurchase program.

The Company’s board of directors approved a new share repurchase authorization of $425 million, effective March 15, 2016, which replaces the prior authorization implemented in September 2014. The Company today announced that it plans to enter into an accelerated share repurchase agreement with Goldman, Sachs & Co. to repurchase $200 million of its common stock. In addition, the Company plans to continue its open market share repurchases consistent with its repurchase activities during fiscal 2015.

Store Expansion

During the fourth quarter, the Company opened 14 stores located in Ardmore, OK; Cullman, AL; Edinburg, TX; Franklin, TN; Gulfport, MS; Lady Lake, FL; Lake Worth, TX; Manteca, CA; Orange City, FL; Renton, WA; Riverside, CA; Rolling Hills Estates, CA; Staten Island, NY and West Long Branch, NJ. The Company ended the fourth quarter with 874 stores and square footage of 9,225,957 which represents a 13% increase in square footage compared to the fourth quarter of fiscal 2014.

Outlook

For fiscal 2016, the Company plans to:

•	achieve comparable sales growth of approximately 8% to 10%, including the impact of the e-commerce business;

•	increase total sales in the mid to high teens percentage range;

•	grow e-commerce sales in the 40% range;

•	expand square footage by approximately 11% with the opening of 100 net new stores;

•	remodel 12 locations;

•	deliver earnings per share growth in the range of 18% to 20%, including the impact of the new Dallas distribution center, the accelerated rollout of prestige brand boutiques, the accelerated share repurchase program, and continued open market share repurchases; and

•	incur capital expenditures in the $390 million range in fiscal 2016, compared to $299 million in fiscal 2015. The planned increase in capital expenditures includes approximately $80 million to fund an accelerated rollout of prestige brand boutiques and enhancements to the Ulta Beauty Collection and fragrance fixtures in hundreds of stores.

For the first quarter of fiscal 2016, the Company currently expects net sales in the range of $1.016 billion to $1.033 billion, compared to actual net sales of $868.1 million in the first quarter of fiscal 2015. Comparable sales for the first quarter of 2016, including e-commerce sales, are expected to increase 9% to 11%. The Company reported a comparable sales increase of 11.4% in the first quarter of 2015.

Income per diluted share for the first quarter of fiscal 2016 is estimated to be in the range of $1.25 to $1.30. This compares to income per diluted share for the first quarter of fiscal 2015 of $1.04.

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, March 10, 2016, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on March 24, 2016 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13631319.

About Ulta Beauty

Ulta Beauty (NASDAQ: ULTA) is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services. Since opening its first store 25 years ago, Ulta Beauty has grown to become the top national retailer providing All Things Beauty, All in One Place™. The Company offers more than 20,000 products from over 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin and brow services. Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and its industry-leading ULTAmate Rewards loyalty program. As of January 30, 2016, Ulta Beauty operates 874 retail stores across 48 states and also distributes its products through its website, which includes a collection of tips, tutorials and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; customer acceptance of our rewards program and technological and marketing initiatives; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened distribution center may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; our ability to attract and retain key executive personnel; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	January 30, 2016		January 31, 2015
	(Unaudited)		(Unaudited)
Net sales	$1,268,295	100.0%	$1,047,641	100.0%
Cost of sales	829,259	65.4%	697,904	66.6%

Gross profit	439,036	34.6%	349,737	33.4%

Selling, general and administrative expenses	268,169	21.1%	210,702	20.1%
Pre-opening expenses	1,381	0.1%	1,568	0.1%

Operating income	169,486	13.4%	137,467	13.1%
Interest income, net	(273)	0.0%	(231)	0.0%

Income before income taxes	169,759	13.4%	137,698	13.1%
Income tax expense	61,936	4.9%	50,434	4.8%

Net income	$107,823	8.5%	$87,264	8.3%

Net income per common share:
Basic	$1.69		$1.36
Diluted	$1.69		$1.35

Weighted average common shares outstanding:
Basic	63,646		64,300
Diluted	63,967		64,657

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	52 Weeks Ended		52 Weeks Ended
	January 30, 2016		January 31, 2015
	(Unaudited)
Net sales	$3,924,116	100.0%	$3,241,369	100.0%
Cost of sales	2,539,783	64.7%	2,104,582	64.9%

Gross profit	1,384,333	35.3%	1,136,787	35.1%

Selling, general and administrative expenses	863,354	22.0%	712,006	22.0%
Pre-opening expenses	14,682	0.4%	14,366	0.4%

Operating income	506,297	12.9%	410,415	12.7%
Interest income, net	(1,143)	0.0%	(894)	0.0%

Income before income taxes	507,440	12.9%	411,309	12.7%
Income tax expense	187,432	4.8%	154,174	4.8%

Net income	$320,008	8.2%	$257,135	7.9%

Net income per common share:
Basic	$5.00		$4.00
Diluted	$4.98		$3.98

Weighted average common shares outstanding:
Basic	63,949		64,335
Diluted	64,275		64,651

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	January 30,	January 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$345,840	$389,149
Short-term investments	130,000	150,209
Receivables, net	64,992	52,440
Merchandise inventories, net	761,793	581,229
Prepaid expenses and other current assets	72,548	66,548
Deferred income taxes	—	20,780

Total current assets	1,375,173	1,260,355

Property and equipment, net	847,600	717,159
Deferred compensation plan assets	8,145	5,656

Total assets	$2,230,918	$1,983,170

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$196,174	$190,778
Accrued liabilities	187,351	149,412
Accrued income taxes	12,702	19,404

Total current liabilities	396,227	359,594

Deferred rent	321,789	294,127
Deferred income taxes	59,527	74,498
Other long-term liabilities	10,489	7,442

Total liabilities	788,032	735,661

Commitments and contingencies

Total stockholders’ equity	1,442,886	1,247,509

Total liabilities and stockholders’ equity	$2,230,918	$1,983,170

Exhibit 4

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	52 Weeks Ended	52 Weeks Ended
	January 30,	January 31,
	2016	2015
	(Unaudited)
Operating activities
Net income	$320,008	$257,135
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	165,049	131,764
Deferred income taxes	5,809	9,246
Non-cash stock compensation charges	15,594	14,923
Excess tax benefits from stock-based compensation	(9,497)	(3,229)
Loss on disposal of property and equipment	3,690	4,468
Change in operating assets and liabilities:
Receivables	(12,552)	(5,391)
Merchandise inventories	(180,564)	(123,296)
Prepaid expenses and other current assets	(6,000)	(10,555)
Income taxes	2,795	7,284
Accounts payable	5,396	42,496
Accrued liabilities	37,926	37,644
Deferred rent	27,662	32,497
Other assets and liabilities	558	1,606

Net cash provided by operating activities	375,874	396,592

Investing activities
Purchases of short-term investments	(130,000)	(200,209)
Proceeds from short-term investments	150,209	50,000
Purchases of property and equipment	(299,167)	(249,067)

Net cash used in investing activities	(278,958)	(399,276)

Financing activities
Repurchase of common shares	(167,396)	(39,923)
Stock options exercised	19,646	10,639
Excess tax benefits from stock-based compensation	9,497	3,229
Purchase of treasury shares	(1,972)	(1,588)

Net cash used in financing activities	(140,225)	(27,643)

Net decrease in cash and cash equivalents	(43,309)	(30,327)
Cash and cash equivalents at beginning of period	389,149	419,476

Cash and cash equivalents at end of period	$345,840	$389,149

.

Exhibit 5

2015 Store Expansion

Fiscal 2015	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	774	24	1	797
2nd Quarter	797	20	0	817
3rd Quarter	817	45	2	860
4th Quarter	860	14	0	874

Fiscal 2015	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	8,182,404	253,429	10,452	8,425,381
2nd Quarter	8,425,381	202,832	0	8,628,213
3rd Quarter	8,628,213	474,278	22,407	9,080,084
4th Quarter	9,080,084	145,873	0	9,225,957